APPENDIX A
MULTIPLE CLASS PLAN
PROFESSIONALLY MANAGED PORTFOLIOS
on behalf of the funds managed by
Muzinich & Co., Inc.

FUNDS	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b‑1 Fee	Maximum Shareholder Servicing Fee	Redemption Fees*
Muzinich High Income Floating Rate FUND
Class A Shares Institutional Class Shares Supra Institutional Class Shares	4.25% None None	1.00% ($1 million investment or more) None None	0.25% None None	0.10% 0.10% None	1.00% 1.00% 1.00%
MUZINICH U.S. HIGH YIELD CORPORATE BOND FUND
Class A Shares Institutional Class Shares Supra Institutional Class Shares	4.25% None None	1.00% ($1 million investment or more) None None	0.25% None None	0.10% 0.10% None	1.00% 1.00% 1.00%
Muzinich Credit Opportunities Fund
Class A Shares Institutional Class Shares Supra Institutional Class Shares	N/A None None	N/A None None	N/A None None	N/A 0.10% None	N/A 1.00% 1.00%
MUZINICH LOW DURATION FUND
Class A Shares Institutional Class Shares Supra Institutional Class Shares	4.25% None None	None None None	0.25% None None	0.10% 0.10% None	1.00% 1.00% 1.00%
* Redemption fees are imposed if purchases are redeemed within 180 days, subject to any exceptions as noted in the Prospectus.
Appendix last updated and Approved by the Board of Trustees: March 2, 2012; Revised February 14, 2013 to remove Muzinich Short Duration High Yield Corporate Debt Fund, which terminated operations; Revised May 23-24, 2016 to add Muzinich Low Duration Fund; and as of December 27, 2019, Class A shares of the Credit Opportunities Fund were converted to Institutional Class Shares and ceased to exist.

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